Lincoln National Convertible Securities Fund Misleads
Shareholders While Breaches of Fiduciary Duty Continue

New York July 23, 2001 -- Phillip Goldstein, portfolio manager of Opportunity Partners L.P., announced today that Lincoln National Convertible Securities Fund, Inc. ("LNV" or the "Fund"), a registered closed-end fund managed by Delaware Management Company, recently issued several misleading press releases that seek to blame Mr. Goldstein for the Fund's failure to achieve a quorum at a purported shareholder meeting. The press releases issued by the Fund omit the following key facts:

1.On April 27, 2001, a federal district court (I) ruled that LNV's board of directors breached its fiduciary duty to shareholders by denying them a fair opportunity to nominate directors at the 2000 annual meeting and (ii) issued an order setting aside the 2000 election and ordering the Fund to hold a fair election.

2.The board has made no attempt to comply with the court order.

3.The board has committed further breaches of fiduciary duty by, among other things, illegally postponing the 2001 annual meeting from its originally scheduled date of May 18th to June 22nd.

The meeting purportedly convened on June 22nd is illegal because the postponement from May 18th was designed to gain a strategic advantage in a proxy contest between the board and Mr. Goldstein. In a 1987 decision striking down a similar postponement, the Delaware Chancery Court stated: "The business judgment rule . .
 . does not confer any presumption of propriety on the acts of directors in postponing the annual meeting. Quite to the contrary. When the election machinery appears, at least facially, to have been manipulated those in charge of the election have the burden of persuasion to justify their actions."

Prior to the invalid postponement, Mr. Goldstein had purchased a non-refundable airline ticket to attend the May 18th meeting and vote his proxies. However, Mr. Goldstein has declined to endorse the board's actions by attending the June 22nd meeting or any of the purported adjournments of that meeting. Because he has protested their improper actions, the Fund's management has disparagingly referred to him as a "professional dissident." Mr. Goldstein commented: "When a serial abuser of shareholders like Delaware Management calls me a professional dissident I take it as a compliment."

Mr. Goldstein explained the situation this way: "Basically, shareholders of LNV have two choices. They can go to court every time the board of directors does something illegal or they can simply refuse to participate in an election that is blatantly unfair. Shareholders shouldn't have to file a lawsuit every few weeks. The next best thing is to send a strong message to the board by simply not attending any of their rogue meetings."

Goldstein noted that Delaware Management is notorious for abusing shareholders of its closed-end funds. "A few years ago, the board of another closed-end fund managed by Delaware reneged on a promise to conduct a self-tender offer," he recalled. "That episode generated some very negative comments from investors and from the press and led to a letter from the SEC admonishing all closed-end funds to avoid misleading investors in the future."

LNV's July 20th press release urged shareholders "to support the Fund's dedicated and qualified Directors." Mr. Goldstein joked about the board's unintentionally amusing self-endorsement: "I am confused. After being found guilty of breaching their fiduciary duty, shareholders know they are not qualified to be directors of the Fund. The directors do seem to be dedicated but primarily to retaining their positions at all costs including further breaches of their fiduciary duty. They have even stooped to outright lying. After I merely asked the board for some assurance that future elections be fairly conducted, they intimated to shareholders that I had made improper demands. One director even claimed to be a shareholder of LNV although he owns no shares."

Mr. Goldstein again called on LNV's board to employ an impartial
referee to monitor future elections.   "I just don't see how a
fair election can occur without an impartial referee," he said. "Management wants to demonize me but their actions demonstrate that they are not capable of conducting a fair election. Without a monitor they will continue to make the rules, change the rules and break the rules at will. Maybe that is the way elections are conducted in Cuba or Iraq but shareholders in the United States deserve better."

Opportunity Partners L.P. is a New York-based investment partnership with assets of $47 million.

Contact: Phillip Goldstein at (914) 747-5262 or oplp@att.net.